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Exhibit 16.1

                      BP PROFESSIONAL GROUP, LLP LETTERHEAD

September 2, 2003

Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously independent certified public accountants for Paragon Financial Corporation ("Paragon") and, under the date of March 6, 2003 and April 11, 2003, we reported on the financial statements of Paragon as of and for the periods ended December 31, 2002 and 2001. On August 29, 2003 we resigned as the Company's independent certified public accountants.

We have read Paragon's statements included under Item 4 of its Form 8-K dated August 26, 2003, and we agree with such statements in so far as they relate to our engagement as auditors for Paragon, except as noted below:

We have no previous knowledge of the statement made in the first sentence thereof and consider the termination of our relationship to be effective August 29, 2003, the date of our resignation.

Regarding the matter described in the Fourth paragraph thereof, we initially suggested that the Company correspond with the SEC staff directly and only upon their refusal to do so decided to send the letter ourselves. Further, we have no direct knowledge of the SEC staff's determination in regard to this matter.


Very truly yours,




/s/ BP PROFESSIONAL GROUP, LLP
BP Professional Group, LLP
Farmingdale, New York


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